Exhibit 10.25

October 12 , 2023

Justin Keppy
Dear Justin:
I am very pleased to confirm our offer of employment with Hertz Global Holdings, Inc. (the “Company” or “Hertz”) for the position of Executive Vice President – Chief Operating Officer, starting on December 4, 2023. This position will report directly to Stephen Scherr, Chief Executive Officer, and will be based out of Estero, FL. Your base salary, paid on a bi-weekly basis, will be $48,076.92 which equates to an annualized salary of $1,250,000. This offer is contingent upon verification of your education and previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, and agreement to enter into and signing Hertz’s standard Employee Confidentiality & Non-Competition Agreement and any applicable acknowledgement of clawback policies.
You will be eligible to participate in the Hertz Executive Incentive Compensation Plan: Corporate – Global with a target payment of 100% of your eligible earnings. Your 2023 award will be made in accordance with the terms of the plan, provided that your award will be prorated for actual days worked in 2023 and based solely on the Company’s performance versus the plan metrics, without any modification based on your individual performance. Details of this plan will be provided to you upon commencement of your employment. Hertz retains the right and sole discretion to amend, modify or rescind this plan at any time and for any reason.
You will receive a one-time cash sign on award in the gross amount of $750,000 less applicable taxes, payable on the first payroll date in the next fiscal quarter following your hire date or such earlier date as you may be terminated without Cause or resign for Good Reason (as defined on Exhibit A). Should you voluntarily end your employment for any reason other than a Good Reason (as defined on Exhibit A) or be terminated for Cause (as defined on Exhibit A) within twenty-four months of your start date, you will be required to pay back a pro-rata amount of this award, with credit for full months worked in the period (with your first month of employment considered a full month).
You will be granted sign-on equity in the form of two one-time equity awards, as follows:
1.A Restricted Stock Unit (RSU) award with a value of $10,000,000 (the “Good Leaver Sign-On RSU Award”). The Good Leaver Sign-On RSU Award will be granted on your first day of employment with Hertz. The number of shares you receive will be calculated based on the closing market price of Hertz’s common stock on the day of the grant. One-third of this award will vest on the one-year anniversary following the grant date, and the final thirds of the award will vest on the second and third anniversaries of the grant date, respectively. The Sign-On RSU Award will be subject to the terms and conditions of the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and the Company’s standard Form of Restricted Stock Unit Agreement with Section 2(b)(i) modified to read as set forth on Exhibit A.
2.A RSU award with a value of $5,000,000 (the “Cliff Sign-On RSU Award”). The Cliff Sign-On RSU Award will be granted on your first day of employment with Hertz. The number of shares you receive will be calculated based on the closing market price of Hertz’s common stock on the day of the grant. 100% of this award will vest on the fourth anniversary following the grant date. The Cliff Sign-On RSU Award will be subject to the terms and conditions of the Plan and the Company’s standard Form of Restricted Stock Unit Agreement.

/s/ JK
8501 Williams Road | Estero, FL 33928 | (239) 301-7000	Justin Keppy Initial

Justin Keppy

Notwithstanding the accelerated vesting that will be provided for in the Good Leaver Sign-On RSU Award as set forth on Exhibit A, and for the avoidance of doubt, the provisions of Section 7.6 of the Plan regarding Wrongful Conduct (as defined in the Plan) and the provisions of Section 7.7 of the Plan, regarding clawbacks, shall apply to the Good Leaver Sign-On RSU Award. Accelerated vesting rights shall not usurp the Company’s rights under those provisions of the Plan.
You will also be eligible to participate in our long-term incentive program with a targeted award value of $2,500,000. The program currently includes a grant of RSUs (40% of the total value) and Performance Share Units (PSUs) (60% of the total value), each of which vest over a three-year period. Your 2023 equity grant under this program will be pro-rated for partial months worked based on your start date with Hertz (i.e., a value of $1,736,111 assuming you start on December 4, 2023). The RSUs and PSUs for your 2023 grant will be issued on the first trading day of the quarter following the commencement of your employment with Hertz. The number of shares you receive will be calculated based on the closing market price of Hertz’s common stock on the day of grant. The RSUs and PSUs for your 2023 grant will vest at the same time as awards granted to all program participants. Equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion. The value of your sign-on equity will not be used as the basis for reducing either the targeted award value or the actual award value made by the Compensation Committee pursuant to the long-term incentive program. Grants are made in accordance with the Plan and the award agreements adopted thereunder. Materials and details regarding this plan will be sent to you under separate cover.
You will be eligible for a company provided vehicle for your personal and professional use, with income imputed for the value of your personal use. The service vehicle policy and vehicle choice guidance will be provided to you upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify or rescind the policy at any time and for any reason.
You will be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy.
You will be a participant in any severance plan that is in existence and applicable to executive officers of the Company (other than the Chief Executive Officer) from time to time.
Notwithstanding the foregoing, until the third anniversary of your commencement of employment your cash severance benefits shall be as follows:
1.You will be entitled to the benefits included in the Senior Executive Severance Plan in effect as of the date hereof (the “Severance Plan”) if you are terminated without “Cause” as set forth on Exhibit A (i.e., even if the definition of “Cause” in the Severance Plan is changed in a way that is less favorable to you); and
2.You will be entitled to the benefits included in the Severance Plan if you terminate your employment for Good Reason, as set forth on Exhibit A.
If at any time prior the third anniversary of your commencement of employment, (a) the Severance Plan is amended to provide for more favorable benefits, in the aggregate, than those provided for herein, or (b) a new severance plan for senior executive officers is implemented that provides for more favorable benefits, in the aggregate, than those provided for herein, you shall instead be eligible for severance benefits under that plan, in lieu of the cash severance described herein.
For the avoidance of doubt, the provisions of this letter do not create a right to duplicative cash severance benefits. Also for avoidance of doubt, the provisions of Section 4.05 of the Severance Plan shall not prevent you from being eligible for benefits under the Severance Plan, notwithstanding the terms of the Good Leaver Sign-On RSU Award. Nothing in this section prohibits the Company from amending,

/s/ JK
Justin Keppy Initial

Justin Keppy

suspending or terminating the Severance Plan in whole or in part, for any reason or without reason, without your consent or prior notification, provided, however, that until the third anniversary of the commencement of your employment, you shall be entitled to no less than the benefits described herein.
You are eligible for relocation assistance in the form of a net cash payment of $100,000 plus the movement of your household goods. The relocation assistance payment will be made as soon as possible once your permanent relocation to the Estero, FL area begins. This award may be used at your discretion for your travel, temporary living and/or other incurred relocation expenses. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position for any reason other than a Good Reason (as defined on Exhibit A), you will be required to reimburse the Company for 100% of the amount of the expenditures made regarding your relocation if you leave in the first year and 50% if you leave in the second year after receiving the relocation benefits. The terms and conditions of this relocation assistance, including but not limited to any repayment obligations, will be provided to you in a separate relocation agreement upon acceptance and initiation of the relocation. Execution of that relocation agreement will be required prior to receiving any relocation reimbursement.
In addition, Hertz agrees to pay on your behalf or reimburse you for the reasonable attorneys’ fees incurred by you in connection with the review and negotiation of this letter, up to a cap of $10,000, with appropriate evidence of the incurrence of such fees to be provided.
Hertz provides you with the opportunity to participate in our Custom Benefits Program. This benefits program offers you numerous coverage options for:
    Medical              Accidental Death and Dismemberment
    Dental             Disability
    Vision              Dependent Care Flexible Spending Account
    Life Insurance             Health Care Flexible Spending Account
    Dependent Life Insurance
You choose when you want coverage to begin:
Standard benefits coverage begins the first day of the month following sixty (60) consecutive days of employment.
Day One Coverage begins on day one – your date of hire. If you choose to elect Day One Coverage, you can enroll in medical, dental, and vision coverage and you’ll pay 100% of the premiums until the Hertz premium subsidy starts on the first day of the month following 60 days of employment.
Go to HertzBenefits.com to Get Connected and learn more. You can find videos, FAQs, an enrollment calculator, and more.
Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401k) (the “401k Plan”) on the first day of the month following 60 days of employment. In accordance with the 401k Plan document, Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation (as defined in the 401k Plan) you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. The Company match starts when

/s/ JK
Justin Keppy Initial

Justin Keppy

you’re eligible to contribute to the 401(k), and you’re always 100% vested in the contributions you or the Company make to the 401k Plan, and any related investment earnings.
Notwithstanding anything in this letter to the contrary, you acknowledge and agree that this letter and any compensation or other benefits described herein (including the settlement of any equity awards) are subject to the terms and conditions of Hertz’s clawback policy or policies (if any) as may be in effect from time to time including specifically to implement Section 10D of the U.S. Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which shares of Hertz common stock may be traded) (collectively, the “Compensation Recovery Policy”), and by accepting the terms and conditions of employment, you acknowledge and agree that you consent to be bound by the terms of this letter, including its clawback provisions (and consent to fully cooperate with the Company in connection with any of your obligations pursuant to the letter and its clawback provisions).
The following obligations are fundamental terms and conditions of your employment (the “Obligations”):
(i) You represent and warrant that you have not and will not disclose to Hertz any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.
(ii) You have provided and must provide to the Company before your employment begins any Confidentiality, Non-Competition and/or Non-Solicitation agreement you have with any third party, including but not limited to any current or former employer, that is in effect as of the date of this letter.
(iii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.
(iv) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents, information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents or information, whether electronic or otherwise, from such third party and that you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.
(v) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).
(vi) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.
(vii) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company.

/s/ JK
Justin Keppy Initial

Justin Keppy

(viii) You agree that should a court issue injunctive relief to enforce any of the Obligations, or if a court (or jury) determines that you breached any of the Obligations, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the Obligations, and you will also be liable for any other damages or relief permitted by law.
(ix) You agree that any disputes over the Obligations and your employment with Hertz shall be governed by Florida law, shall be resolved in a Florida State Court or in a federal Court located in Florida, and may be enforced by the Company or its successors or assigns.
The Obligations will survive and continue in full force and effect following the commencement of your employment with the Company.   Should you at any time be in breach of the Obligations or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company, and such termination shall be deemed a termination for Cause for purposes of your Good Leaver Sign-On RSU Award.  In addition, you agree that you will indemnify and save harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the Obligations or any inaccuracy or misrepresentation of the foregoing representations and warranties.
Per Hertz’s standard policy, this letter is not intended as nor should it be considered as an employment contract for a definite or indefinite period. Employment with Hertz is at will, and either you or the Company may terminate the employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter, together with the Employee Confidentiality & Non-Competition Agreement, sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. Your Human Resources contact is Eric Leef and is available to answer any questions.
Sincerely,
/s/ Stephen Scherr
Stephen Scherr
Chief Executive Officer

ACCEPTANCE
I, Justin Keppy, have read, understand, and having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement and any acknowledgement of clawback policies.

/s/ Justin Keppy__________________________________        10/12/2023_____
Signature        Date

_Justin R. Keppy________________________________
Printed Name

/s/ JK
Justin Keppy Initial

Justin Keppy

Exhibit A
(b)    Termination of Employment.
(i)    Good Leaver Termination. If the Participant’s employment with the Company is terminated by the Company or a Subsidiary without Cause, or the Participant terminates his employment for Good Reason, such termination shall be deemed a “Good Leaver Termination.” In the event of a Good Leaver Termination, the RSUs shall vest in full (and the Restriction Period shall lapse) immediately upon such termination. Such RSUs shall be settled as provided in Section 3.
A.The term “Good Reason” shall mean, without Participant’s prior written consent, (1) reduction by the Company of Participant’s base salary or target annual bonus, in a manner that is not consistent with a broad-based reduction applicable to all members of the senior management team, (2) a material diminution in Participant’s title, duties or responsibilities, or (3) a change in Participant’s reporting relationship such that he no longer reports to the individual who is serving as the Chief Executive Officer as of the Grant Date or the Board. Good Reason will exist only if (x) Participant delivers written notice to the Company of the existence of an action that could constitute Good Reason within 30 days of Participant’s knowledge of such action, (y) the Company fails to cure such action within 30 days of such notice, and (z) if the Company fails to cure such action, Participant terminates his employment within 30 days after the end of the Company’s cure period.
B.The term “Cause” shall mean the Participant’s (1) failure to perform the Participant’s material duties with the Company (other than any such failure resulting from the Participant’s incapacity as a result of physical or mental illness) after a written demand for performance specifying the manner in which the Participant has not performed such duties is delivered to the Participant by the person or entity that supervises or manages the Participant, (2) engaging in serious misconduct that is injurious to the Company or any of its Subsidiaries, (3) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its Subsidiaries, (4) abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs the Participant’s job performance, (5) violation of any Company policy that results in harm to the Company or any of its Subsidiaries, (6) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude, or (7) a breach of any of the enumerated Obligations as defined in Participant’s offer letter dated October ___, 2023. A termination for “Cause” shall include a determination by the Committee following a Participant’s termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to the Participant.

/s/ JK
Justin Keppy Initial